Exhibit 10.13

December 9, 2016

Michael W. Heartlein, Ph.D.

Re:    Employment Agreement

Dear Michael:

On behalf of RaNA Therapeutics, Inc. (“RaNA” or the “Company”), I am pleased to confirm your offer of employment in the position of Head of MRT Technologies. This offer of at-will employment is conditioned upon your satisfactory completion of certain requirements and other events, as more fully explained in this letter. The terms and conditions of your employment are set forth below.

1.    Position. As the Company’s Chief Technical Officer (“CTO”), MRT Technologies you will report to the Company’s Chief Executive Officer (“CEO”). The Company acknowledges that this is a C-level position within the Company’s organizational structure. You will be head of RaNA’s MRT Division and the MRT employees shall report up through you. This is a full-time employment position and you will have the usual and customary duties and responsibilities associated with the position of Head of MRT Technologies. It is understood and agreed that, while you are employed by the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), without the prior written consent of the CEO, provided, however, that you may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company.

2.    Start Date. Your employment with the Company will commence upon the closing of the acquisition of the MRT assets from Shire by RaNA which is expected to occur on or about December 16, 2016.

3.    Salary. During the first year of your employment, the Company will pay you a base salary at the rate of $350,480 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings (the “Base Salary”). Thereafter, the Base Salary will be subject to periodic review and upward adjustments at the Board’s discretion. You will be reimbursed by the Company for reasonable business expenses incurred in connection with the performance of your duties as CTO, MRT Technologies subject to compliance with applicable Company policies pertaining thereto, such as providing receipts for such expenses.

4.    Bonus Compensation. Effective in CY2017, you will be eligible to receive annual performance bonuses, targeted at thirty (30%) percent of your then Base Salary (the “Target Bonus”). The actual bonus is discretionary and will be subject to assessment of your performance, as well as business conditions at the Company as determined by the Board or its

Michael W. Heartlein, Ph.D.

December 9, 2016

compensation committee. In recognition of the difference between the bonus you are eligible to receive as an employee of RaNA during CY 2017 and the bonus you would have been eligible to receive as an employee of Shire during CY2017, the Company agrees to make a one-time payment to you of Twenty-Five Thousand Dollars ($25,000.00) on the date the Company pays its bonuses for CY 2017. Except as provided in section 8 below, you must be employed on the date a bonus is paid to earn any part of a bonus and must be employed by RaNA on the date the one-time payment is paid to be eligible for this payment.

5.    Equity

(a)    Subject to final approval by the Board and receipt of all other required approvals to be secured contemporaneously, through a Board of Director action, with the signing and approval of this Agreement, effective on the Start Date, you will be awarded 2,159,400 stock options, which equals 1% of the Company’s outstanding equity as of the date RaNA closes its $100 million financing in first quarter 2017(the “Equity Award”). The Equity Award shall be subject to the terms and conditions set forth in RaNA’s stock option plan and the grant agreement. The stock options will be issued with a strike price equal to the fair market value established by the Board as determined at the time of issuance. The Equity Award shall be subject to a four- year vesting schedule in which 25% of the stock options subject to the Equity Award shall vest on the one-year anniversary of the Start Date and the remainder shall vest in equal proportions on a monthly basis over the following 36 months, subject to continued employment. Notwithstanding the above, in the event that the Company terminates your employment without Cause or you resign with Good Reason (both as defined in the Grant Agreement), within 12 months following a Sale of the Company (as defined in the Grant Agreement), you shall immediately vest in all Incentive Units subject to the Equity Award.

6.    Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees, including with respect to health insurance. The Company reserves the right to modify or terminate any or all of its benefit plans or policies at any time at our discretion.

(a)    You will be entitled to four (4) weeks of paid vacation per year, accrued on a pro-rata basis. For purposes of eligibility for vacation benefits going forward, RaNA will use your seniority date with Shire. In recognition of the difference between your vacation benefit at Shire and your vacation benefit at RaNA, after commencement of employment with RaNA, RaNA will make a one-time payment to you of one week of your base salary in the first regular payroll of January 2017.

(b)    In recognition of the difference between the employer match made by Shire to an employee’s 401 (k) account and the employer match made by RaNA to an employee’s 401(k) account, RaNA agrees to make a one-time cash payment to you. This one-time cash payment of $10,573 will be made to you on the date the Company pays its CY2017 bonus to employees. To be eligible for this one-time payment, you must be continuously employed by RaNA from the Start Date up to and including the date this one-time payment is to be made.

Michael W. Heartlein, Ph.D.

December 9, 2016

(c)    In recognition of your unvested equity in Shire, RaNA agrees to make a one-time cash payment to you. This one-time cash payment of $116,256 will be made to you on the date the Company pays its CY2017 bonus to employees. To be eligible for this one-time payment, you must be continuously employed by RaNA from the Start Date up to and including the date this one-time payment is to be made.

7.    Representation Regarding Other Obligations. This offer of employment from Company is conditioned on your representation that you are not bound by the terms of any agreement with any previous employer or other party (i) to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of your employment with the Company, (ii) to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, (iii) to refrain from soliciting employees, customers or suppliers of such previous employer or other party (iv) that would prevent or restrict you in carrying out your responsibilities for the Company, (iv) affect your ability to devote full time and attention to your work at the Company or (v) be inconsistent in any way with the terms of this letter. If you have entered into any agreement that may restrict your activities on behalf of the Company, please immediately notify me and then please provide me with a copy of the agreement as soon as possible. You further represent that your performance of all the terms of this letter and the performance of your duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

8.    At-Will Employment; Accrued Obligations. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. Except as provided in section 9 below, in the event of the ending of your employment for any reason, the Company shall pay you: (i) your base salary plus any accrued but unused vacation through your last day of employment (the “Date of Termination”), and (ii) the amount of any documented reasonable business expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

9.    Termination Benefits.

(a)    Unless Section 9(b) herein is applicable, and in the event that the Company terminates your employment without Cause or you resign for Good Reason, both as defined below, and provided you enter into, do not revoke and comply with the terms of a separation agreement substantially in the form attached hereto as Exhibit A (the “Release”), the Company will provide you with the following “Termination Benefits”:

(1)    If elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of: (i) nine

Michael W. Heartlein, Ph.D.

December 9, 2016

(9) months from the Date of Termination or (ii) the date you and your dependents become eligible for health benefits through another employer or otherwise become ineligible for COBRA; and,

(2)    Continuation of your Base Salary for nine (9) months following the Date of Termination.

(3)    The Equity Award shall continue vesting in accordance with its terms for a period of 24 months after such Termination provided you agree to continue providing services to RaNA as a consultant.

(b)    In the event that the Company terminates your employment without Cause or you resign for Good Reason, both as defined below, within twelve (12) months following a Sale of the Company (as defined below) and provided you enter into, do not revoke and comply with the terms of a separation agreement substantially in the form attached hereto as Exhibit A (the “Release”), the Company will provide you with the following “Termination Benefits”:

(1)    If elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of: (i) twelve (12) months from the Date of Termination or (ii) the date you and your dependents become eligible for health benefits through another employer or otherwise become ineligible for COBRA; and,

(2)    Continuation of your Base Salary for twelve (12) months following the Date of Termination.

The Salary Continuation Payments shall commence within 35 days after the Date of Termination and shall be payable in substantially equal installments in accordance with the Company’s regular payroll practice over the applicable severance period, provided the Release has become fully effective. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each Salary and Bonus Continuation Payment is considered a separate payment. For the avoidance of doubt, in the event your employment is terminated for any reason other than a termination by the Company without Cause or your resignation for Good Reason you will be entitled to the Accrued Obligations but you will not be entitled to any of the Termination Benefits.

For purposes of this Agreement,

Michael W. Heartlein, Ph.D.

December 9, 2016

“Cause” means any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, willful misconduct, theft, fraud or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) your material breach of this Offer Letter, the Restrictive Covenant Agreement or any other written agreement between you and the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or no lo contendre; or (vi) continued non-performance of your responsibilities hereunder provided the Board has provided you with notice of such nonperformance and you have been provided with a reasonable opportunity to cure not to exceed thirty (30) days.

“Sale of the Company” shall mean a Change of Control of RaNA as defined in your grant agreement.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) failure of the Company to authorize and approve the Equity Award as and when described in Section 5(a) above, (ii) the material diminution in your responsibilities, authority and function; (iii) a material reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iv) a material breach of this Offer Letter or any other written agreement between you and the Company; or (v) a change in the geographic location at which you must regularly report to work and perform services to a location that is more than fifty (50) miles from Lexington, Massachusetts, except for required travel on the Company’s business. “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

10.    Confidential Information and Restricted Activities. By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Company’s Noncompetition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenant Agreement”) attached as Exhibit B, the terms of which are incorporated by reference herein. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, if were you to breach any of the covenants contained in this Agreement or the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Benefits to which you might otherwise be entitled. Any such suspension or termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

Michael W. Heartlein, Ph.D.

December 9, 2016

11.    Taxes; Section 409A

(a)    All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

(b)    Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Michael W. Heartlein, Ph.D.

December 9, 2016

(c)    Interpretation, Amendment, Enforcement and Governing Law. This Agreement, including the Restrictive Covenant Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

12.    Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

13.    Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

14.    Other Terms.

This offer is contingent upon:

(a)    Verification of your right to work in the United States, as demonstrated by your completion of the 1-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three days of starting employment. For your convenience, a copy of the 1-9 Form’s List of Acceptable Documents is enclosed for your review. If you need to obtain a work visa in order to be able to work in the United States, your employment will be conditioned upon your obtaining a work visa in a timely manner as determined solely by the Company.

Michael W. Heartlein, Ph.D.

December 9, 2016

(b)    Your execution of RaNA’s enclosed Employee Non-Competition, Non-Solicit, Confidentiality and Invention Assignment Agreement.

(c)    The closing of RaNa’s acquisition of the MRT Group from Shire.

This offer will be withdrawn if any of the above conditions are not satisfied.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

RANA THERAPEUTICS, LLC

By:	/s/ Ronald C. Renaud, Jr.
Name:	Ronald C. Renaud, Jr.
Title:	Chief Executive Officer
Hereunto Duly Authorized

Michael W. Heartlein, Ph.D.

December 9, 2016

I have read and accepted this employment offer

/s/ Michael W. Heartlein
Dated: December 15, 2016

Exhibit A

Form of Release

(copy attached hereto)

GENERAL RELEASE AGREEMENT

WHEREAS, RaNA Therapeutics, Inc. (“RaNA” or the “Company”), and Michael W. Heartlein, Ph.D., (the “Executive,” together with the Company, the “Parties”), entered into an employment agreement dated December 9, 2016 (the “Employment Agreement”);

WHEREAS, among other things, the Employment Agreement states that the Company may terminate Executive’s employment at any time;

WHEREAS, the Company has elected to terminate Executive’s employment, effective [DATE] the “Date of Termination”);

WHEREAS, the Employment Agreement provides that, in the event that the Company terminates Executive’s employment without Cause or the Executive resigns for Good Reason, both as defined in the Employment Agreement, and provided the Executive enters into, does not revoke and complies with the terms of a separation agreement substantially in the form attached hereto as Exhibit A to the Employment Agreement (the “Release”), the Company will provide Executive with the certain Termination Benefits as defined in the Employment Agreement;

WHEREAS, this General Release Agreement (the “Release”) is the separation agreement referenced in the Employment Agreement

NOW THEREFORE, the Parties hereby agree as follows:

1.	Termination Benefits. As consideration for the Executive entering into and complying with this Release, the Executive shall be entitled to the Termination Benefits as defined in and on the terms and conditions set forth in the Employment Agreement. The Executive is entitled to no other post-employment payments or benefits.

2.	Release of Claims. The Executive, for himself and his heirs, assigns, executors and administrators in all of his capacities, including, but not limited to, his capacity as an individual, shareholder, trustee or otherwise, voluntarily releases and forever discharges the Company, all of its affiliates and related entities and each of its and their predecessors, successors, assigns, and current and former members, partners, directors, officers, employees, stockholders, representatives, attorneys, agents, and all persons acting by, though, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that as of the date when Executive signs this Release, the Executive now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee. This general release of Claims includes, without implication of limitation, the complete release of all Claims:

•	relating to the Executive’s employment by the Company and the termination of his employment relationship;

•	of wrongful discharge;

•	of breach of contract;

•	of retaliation or discrimination of any kind including, without limitation, under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Massachusetts General Laws Chapter 151B, and any Claims of discrimination or retaliation under state law);

•	any and all Claims in the nature of so-called whistleblower complaints to the extent permitted by applicable law;

•	under any other federal or state statute, to the fullest extent that Claims may be released;

•	of defamation, deceit, misrepresentation, or other torts;

•	of violation of public policy;

•	for salary, bonuses, vacation pay, stock, stock options, or any other compensation or benefits, including without limitation pursuant to the Massachusetts Wage Act; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

provided, however, that this release shall not affect your rights under this Release.

Executive agrees not to accept damages of any nature, other equitable or legal remedies for Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Release.

3.	Return of Property. Executive represents that he has returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. After returning all Company property, Executive shall, upon written instruction from the Company, delete and finally purge any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains Executive’s property after the Termination Date.

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4.	Nondisparagement. Executive agrees not to make any disparaging statements, whether written or oral, concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents.

5.	Statutory Benefit Rights. Nothing in this Release is intended to release or waive the Executive’s rights pursuant to COBRA or apply for unemployment insurance benefits.

6.	Non-Admission. Nothing in this Release shall be construed as an admission by the Company.

7.	Existing Obligations. The Executive reaffirms his ongoing obligations under the Employee, Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement dated [DATE] (the “Restrictive Covenant Agreement”) which was a condition of Executive’s employment, the terms of which are incorporated by reference into this Release.

8.	No Assignment. The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.

9.	Right to Consider and Revoke Release. The Executive acknowledges that he has been given the opportunity to consider this Release for twenty-one (21) days from the day he receives it (the “Consideration Period”) and any changes to this Release shall not extend or otherwise affect the original Consideration Period. If the Executive signs this Release within less than twenty-one (21) days, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the Consideration Period. To accept this Release, the Executive shall deliver a signed Release to within the Consideration Period. For a period of seven (7) days from the date when the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the Consideration Period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (“Effective Release Date”).

10.

Termination or Suspension of Payments. Executive acknowledges that his right to the Termination Benefits is conditional on his compliance with the terms of this Release, including the terms that are incorporated by reference. Consistent with this, if the Executive fails to comply with any of the terms of this Release, in addition to any other legal or equitable remedies it may have for such breach, the

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Company shall have the right to terminate or suspend the Termination Benefits. The termination or suspension of those payments in the event of such breach by the Executive shall not affect the ongoing applicability of the terms of this Release.

11.	Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Release to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Release shall be in amounts net of any such deductions or withholdings. Nothing in this Release shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit

12.	Other Terms.

(a)    Legal Representation; Review of Release. The Executive acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

(b)    Binding Nature of Release. This Release shall be binding upon the Executive and upon his heirs, administrators, representatives and executors.

(c)    Modification of Release; Waiver. This Release may be amended, only upon a written agreement executed by the Executive and a duly authorized officer of the Company.

(d)     Severability. If at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release, hi the event of such severance, the remaining covenants shall be binding and enforceable.

(e)    Governing Law and Interpretation; Jurisdiction. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the laws of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. The Executive and the Company hereby agree that the Massachusetts courts shall have the exclusive jurisdiction to consider any matters related to this Release, including without limitation any claim for violation of this Release. With respect to any such court action, Executive and the Company (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

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(f)     Entire Agreement. This Agreement (including the Restrictive Covenant Agreement) constitutes the entire agreement regarding Executive’s employment with the Company and supersedes any previous agreements and understandings between the parties, except [name preserved agreements] shall remain in full force and effect

(g)    Absence of Reliance. The Executive acknowledges that he is not relying on any promises or representations by the Company or its agents, representatives or attorneys of either of them regarding any subject matter addressed in this Release.

(h)    Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Release or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Release without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(i)    Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

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